Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE CORP.

REPORTS STRONG FOURTH QUARTER AND FY 2023 RESULTS –

CONTINUES MARGIN GROWTH

FORT LAUDERDALE, FL, June 28, 2023 . . . National Beverage Corp. (NASDAQ: FIZZ) today announced results for its fourth quarter and fiscal year ended April 29, 2023.

Fourth Quarter:

●	Net sales increased to a record $287 million;

●	Gross margins grew 130 bps to 36% of sales;

●	Net income increased 6% to $36 million; and

●	Earnings per share increased to $.39.

Fiscal Year:

●	Net sales increased $35 million to a record $1.2 billion;

●	Net income was $142 million;

●	Earnings per share was $1.52; and

●	Net cash generated by operations was $162 million.

“We are pleased to report another year of record sales in a challenging operating environment. Pricing actions in the face of unprecedented cost increases resulted in some modest volume declines in line with beverage industry trends. LaCroix’s commitment to bring joy and good health with unique tastes and beautiful packaging continues to delight consumers and generate increased sales and category leading performance share,” stated a company spokesperson.

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National Beverage Corp.

“The fourth quarter represents our third consecutive quarterly increase in gross profit margins. Margins per case increased 10% over the prior year despite significant increases in total operational costs. We celebrate Team National’s creativity and deliberate focus in navigating and achieving this goal. Our steadfast commitment to return to pre-pandemic margins continues.”

“Within National Beverage, innovation does not stop with unique flavors and novel packaging. We excite our consumers’ minds and tastebuds through the anticipation of ‘what’s next’ from LaCroix. In addition to unique new packaging of LaCroix variety packs designed for the club store market, Shasta recently launched three all-time consumer favorites reformulated with Zero Sugar - Shasta Zero Sugar Tiki Punch, Zero Sugar California Dreamin’, and Zero Sugar Mountain Rush. To promote these and our other consumer-favored beverages, special summer campaigns are in place that include social media, in-store merchandizing, and podcast sponsorship.”

“Something significant to ponder; while the world is striving toward a health-oriented correction mode, National Beverage is in the right place at the right time with the right assets to significantly apply energy to that progression.”

“Yesterday’s acceptability is being critically challenged, especially when it comes to longevity and healthy consumption. No longer is ‘fresh’ refrigeration and pasteurization top of mind. Today it is AI and Healthy. Our philosophy, our brands and our innovation keep us on the right track and in the right healthy mode,” the spokesperson concluded.

“Patriotism” – If Only We Could Bottle It!

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National Beverage Corp.

National Beverage Corp.

Consolidated Results for the Periods Ended

April 29, 2023 and April 30, 2022

(in thousands, except per share amounts)

			Fiscal Year
	Three Months Ended		Ended
	Apr. 29, 2023	Apr. 30, 2022	Apr. 29, 2023

Net Sales	$286,699	$284,220	$1,172,932

Net Income	$36,303	$34,344	$142,164

Earnings Per Common Share
Basic	$.39	$.33	$1.52
Diluted	$.39	$.33	$1.52

Average Common Shares Outstanding
Basic	93,353	93,337	93,347
Diluted	93,618	93,571	93,608

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements involve risks, uncertainties and other factors described in the Company's Securities and Exchange Commission filings which may cause actual results or achievements to differ from the results or achievements expressed or implied by such statements. The Company disclaims an obligation to update or announce revisions to any forward-looking statements.